                                                                       EXHIBIT D
                                                                       ---------


          THE CHASE MANHATTAN BANK               NATIONSBANK, N.A.
              270 Park Avenue            Bank of America Corporate Center
                  4th Floor                    100 North Tryon Street
         New York, New York 10017        Charlotte, North Carolina 28255


           CHASE SECURITIES, INC.        BANC OF AMERICA SECURITIES LLC
              270 Park Avenue          Bank of America Corporate Center
                 4th Floor                  100 North Tryon Street
         New York, New York 10017      Charlotte, North Carolina 28255


June 21, 1999




Warburg, Pincus Ventures, L.P.
466 Lexington Avenue
10th Floor
New York, NY 10017-3147

RE:      Senior Secured Financing
         ------------------------

Ladies and Gentlemen:

1. You have advised us that Warburg, Pincus Ventures, L.P., Inc., (the "Sponsor") and certain management of Knoll, Inc. intend to make through a newly formed wholly owned subsidiary ("Newco") an offer to acquire approximately 17.9 million outstanding shares of common stock of Knoll, Inc. for an amount not to exceed $28 per share (the "Repurchase"). You have advised us that $775 million in senior bank financing will be required in order to effect the Repurchase, to pay the costs and expenses related to the Repurchase, to refinance the existing senior and subordinated indebtedness of Knoll, Inc. and to provide for ongoing general corporate purposes after completion of the Repurchase and that no external financing other than the financing described herein will be required in connection with the Repurchase (collectively, the "Recapitalization"). Upon consummation of the Repurchase, Newco will merge into Knoll, Inc. with Knoll, Inc. being the surviving entity. The Sponsor may at any time assign (an "Assignment") to Newco the Sponsor's rights and obligations hereunder and under the Term Sheet and Fee Letter, provided that from and after such assignment the Sponsor shall be jointly and severally liable with Newco hereunder and thereunder subject to the limitations set forth in paragraph 16 of this letter. Prior to such assignment, "you" refers to the Sponsor and from and after such assignment, "you" refers to Newco.

2. In connection with the foregoing, (i) NationsBank, N.A. ("NationsBank" or the "Administrative Agent") is pleased to advise you of its commitment to act as Administrative Agent and to provide $348,750,000 of the total principal amount of the senior bank credit facilities (the "Credit Facilities") described in the Summary of Terms and Conditions attached hereto (the "Term Sheet"), (ii) The Chase Manhattan Bank ("Chase" or the "Syndication Agent")

June 21, 1999
Page 2


is pleased to advise you of its commitment to act as Syndication Agent and to provide $348,750,000 of the total principal amount of the Credit Facilities and
(iii) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch Inc") (the "Documentation Agent") is pleased to advise you of its commitment to act as Documentation Agent and of the commitment of Merrill Lynch Capital Corporation ("Merrill Lynch Capital") to provide $77,500,000 of the total principal amount of the Credit Facilities, in each case subject to the conditions set forth below and in the Term Sheet. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet. NationsBank, Chase and Merrill Lynch Inc may be referred to collectively herein as the "Agents".

3. Furthermore, Banc of America Securities LLC ("BAS") and Chase Securities, Inc. ("Chase Securities") are pleased to advise you that they are willing to act as Joint-Lead Arrangers and Joint-Book Managers for the Credit Facilities and to form a syndicate of financial institutions, including the Agents (the "Lenders") reasonably acceptable to BAS, Chase Securities and you for the Credit Facilities. BAS and Chase Securities may be referred to collectively herein as the "Joint Lead-Arrangers". No additional agents will be appointed without the prior approval of the Agents and Joint Lead-Arrangers

4. The commitments of the Agents and the Joint Lead-Arrangers hereunder are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to the Agents and the Joint Lead-Arrangers:


          (a) each of the terms and conditions set forth herein;

          (b) each of the terms and conditions set forth in the Term Sheet;

          (c) the absence of a material breach of any representation or warranty of the Sponsor set forth herein;

          (d) execution of the fee letter dated the date hereof among the Sponsor, NationsBank, BAS, Chase, Chase Securities, Merrill Lynch Inc and Merrill Lynch Capital (the "Fee Letter") prior to or concurrently with the acceptance by the Sponsor of this letter;

          (e) execution of the fee letter dated the date hereof among the Sponsor, NationsBank and BAS (the "NationsBank Fee Letter") prior to or concurrently with the acceptance by the Sponsor of this letter;

          (f) there not having occurred and being continuing since the date hereof a material adverse change or a material disruption in the market for syndicated credit facilities which, in our reasonable judgment, could materially impair the syndication of the Credit Facilities.


5. Furthermore, the commitments of the Agents and the Joint Lead-Arrangers hereunder are based upon the financial and other information regarding Knoll, Inc. and its subsidiaries previously provided to the Agents and the Joint Lead-Arrangers and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the reasonable opinion of the Agents, any material adverse change (or any event or condition that could reasonably be expected to have a material adverse change) in the business, operations, or financial condition of Knoll, Inc. and its subsidiaries taken as a whole.

June 21, 1999
Page 3


If the continuing review by the Agents and the Joint Lead-Arrangers of Knoll, Inc. and its subsidiaries discloses information relating to conditions or events not previously disclosed to the Agents and the Joint Lead-Arrangers or relating to new information or additional developments concerning conditions or events previously disclosed to the Agents and the Joint Lead-Arrangers which will have or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of Knoll, Inc., the Agents and the Joint Lead-Arrangers may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

6. The Joint Lead-Arrangers intend to commence syndication efforts promptly following your acceptance of this commitment, and you agree to actively assist, and to cause Knoll, Inc. to assist, the Joint Lead-Arrangers in achieving a syndication of the Credit Facilities that is satisfactory to them. Such assistance by you and Knoll, Inc. shall include (a) providing and causing your advisors to provide the Agents, the Joint Lead-Arrangers and the other Lenders upon request with all information reasonably deemed necessary by the Joint Lead-Arrangers to complete syndication, including but not limited to information and evaluations prepared by the Sponsor, Knoll, Inc. or their advisors, or on their behalf, relating to the Recapitalization and/or Knoll, Inc., (b) assisting the Joint Lead-Arrangers upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Credit Facilities and (c) otherwise assisting the Joint Lead-Arrangers in their syndication efforts, including by making available mutually agreed upon officers and advisors of Knoll, Inc. and its subsidiaries from time to time to attend and make presentations regarding the business and prospects of Knoll, Inc. and its subsidiaries at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Repurchase during such syndication process unless otherwise agreed to by the Agents and the Joint Lead-Arrangers.

7. It is understood and agreed that the Joint Lead-Arrangers, after consultation with you, will manage and control all aspects of the syndication of the Credit Facilities, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Joint Lead-Arrangers.

8. You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to the Agents, the Joint Lead-Arrangers or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning Knoll, Inc. that have been or are hereafter made available to the Agents, the Joint Lead-Arrangers or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing of the Credit Facilities ("Closing") so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating

June 21, 1999
Page 4


the Credit Facilities, NationsBank, Chase and the Joint Lead-Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

9. By executing this letter agreement, you agree to reimburse the Agents and the Joint Lead-Arrangers from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to NationsBank) incurred in connection with the Credit Facilities and the preparation of the definitive documentation for the Credit Facilities and the other transactions contemplated hereby. This paragraph is hereafter referred to as the "Expense Provision."


10. In the event that NationsBank, Chase, BAS, Chase Securities, Merrill Lynch Inc or Merrill Lynch Capital becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, the Sponsor will reimburse each of NationsBank, Chase, BAS, Chase Securities, Merrill Lynch Inc and Merrill Lynch Capital for their legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank, Chase, BAS, Chase Securities, Merrill Lynch Inc and Merrill Lynch Capital. The Sponsor also agrees to indemnify and hold harmless NationsBank, Chase, BAS, Chase Securities, Merrill Lynch Inc and Merrill Lynch Capital and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank, Chase, BAS, Chase Securities, Merrill Lynch Inc and Merrill Lynch Capital. Any Indemnified Party seeking indemnification under this paragraph shall give prompt written notice to the Sponsor of any claim against such Indemnified Party. The Sponsor shall be entitled to control the defense of any such claim after consultation with the Indemnified Party and no Indemnified Party shall be able to settle any such claim without the prior written consent of the Sponsor. This paragraph, together with paragraph 8 of this letter, is hereafter referred to as the "Indemnification Provision."


11. The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitments of any Agent or any Co-Arranger hereunder, provided, however, that the Sponsor shall be deemed released of its obligations under the immediately preceding three paragraphs upon the execution of definitive financing documentation for the Credit Facilities.


12. As described herein and in the Term Sheet, BAS and Chase Securities will act as Joint-Lead Arranger and Joint-Book Manager for the Credit Facilities. NationsBank and Chase reserve the right to allocate, in whole or in part, to BAS and Chase Securities certain fees payable to NationsBank and Chase in such manner as NationsBank and BAS, and Chase and Chase Securities, agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically BAS) and Chase may share with any of its affiliates (including specifically Chase Securities) any information relating to the Credit Facilities, Knoll, Inc., the Sponsor and their subsidiaries and affiliates; provided that such information may only be used in connection with the Credit Facilities and the Recapitalization and all such recipients shall treat such information on a confidential basis.

June 21, 1999
Page 5


13. This letter agreement may not be assigned by the Sponsor (except to Newco) without the prior written consent of the Agents and the Joint Lead-Arrangers.

14. If you are in agreement with the foregoing, please execute and return the enclosed copy of this letter agreement no later than the close of business on June 22, 1999. This letter agreement will become effective upon your delivery to us of executed counterparts of this letter agreement, the Fee Letter and the NationsBank Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees in accordance with the Term Sheet and in the Fee Letter and NationsBank Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on November 30, 1999, unless the Credit Facilities are closed by such time.

15. Except as required by applicable law, this letter, the Fee Letter and the NationsBank Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party without the prior consent of the Agents and Joint Lead-Arrangers, other than to your attorneys, financial advisors and accountants, and to Knoll (and any special committee of the Board of Directors of Knoll and its advisors) and as otherwise may be required by applicable law in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that, after acceptance of this letter by you by execution in the space provided below and execution by you of the Fee Letter and the NationsBank Fee Letter, you may disclose the terms of this letter as necessary in connection with the Repurchase.

16. Notwithstanding any provision herein, the Term Sheet or the Fee Letter to the contrary, whether or not an Assignment shall occur, the Sponsor's maximum aggregate liability with respect to the Indemnification Provision shall not exceed $3,000,000 and the obligations of the Sponsor under this letter, the Term Sheet and the Fee Letter (including the Indemnification Provision) shall terminate upon the closing of the Repurchase and the execution of definitive loan documentation with respect to the Credit Facilities (the "Sponsor Termination Date"), except the Sponsor agrees to assist in the syndication process as described in paragraph 6 of this letter before and after the Sponsor Termination Date.

17. This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet, the Fee Letter and the NationsBank Fee Letter, embodies the entire agreement and understanding among the Agents, the Joint Lead-Arrangers and the Sponsor with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by any of the Agents or any of the Joint Lead-Arrangers to make any oral or written statements inconsistent with this letter. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

June 21, 1999
Page 6


18. Notwithstanding any provision herein, the Term Sheet or the Fee Letter to the contrary, Knoll, Inc. shall not be liable to pay any fees or expenses hereunder or thereunder except upon the closing of the Repurchase.


Very truly yours,

NATIONSBANK, N.A.                              THE CHASE MANHATTAN BANK


By:  /s/ William A. Bowen, Jr.                 By:  /s/ William J. Cappiano
     ------------------------                       ----------------------------
Name:    William A. Bowen, Jr.                 Name:    William J. Cappiano
         --------------------                           ------------------------
Title:   Attorney-in-fact                      Title:   Managing Director
         ----------------                               ------------------------

BANC OF AMERICA Securities LLC                 CHASE SECURITIES, INC.


By:  /s/ William A. Bowen, Jr.                 By:  /s/ Ruth Stritehoff
     -------------------------                      ----------------------------
Name:    William A. Bowen, Jr.                 Name:     Ruth Stritehoff
         ---------------------                           -----------------------
Title:   Managing Director                     Title:   Managing Director
         -----------------                              ------------------------

MERRILL LYNCH & CO.,                           MERRILL LYNCH CAPITAL CORPORATION

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

                                               By:  /s/ Christopher Birosak
                                                    ----------------------------
By:  /s/ Christopher Birosak                   Name:     Christopher Birosak
     ----------------------------                        -----------------------
Name:     Christopher Birosak                  Title:   Vice President
          -----------------------                       ------------------------
Title:   Managing Director
         ------------------------

ACCEPTED AND AGREED TO:

WARBURG, PINCUS VENTURES, L.P.,
By: WARBURG, PINCUS & CO., GENERAL PARTNER

By:  /s/ Kewsong Lee
     ----------------------------
Name:  Kewsong Lee
       --------------------------
Title: Managing Director
       --------------------------
Date: June 21, 1999
      ---------------------------

                         SUMMARY OF TERMS AND CONDITIONS
                                   KNOLL, INC.
                   $775 MILLION SENIOR SECURED CREDIT FACILITY


BORROWER:                      Knoll, Inc., a Delaware corporation (the
                               'Borrower").

GUARANTORS:                    The Senior Credit Facility (defined below) shall
                               be guaranteed by all existing and future direct and indirect domestic subsidiaries of the Borrower (the "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:          NationsBank, N.A. (the "Administrative Agent" or
                               "NationsBank") will act as sole and exclusive administrative and collateral agent.

SYNDICATION AGENT:             The Chase Manhattan Bank (the "Syndication Agent"
                               or "Chase") will act as sole and exclusive syndication agent.

DOCUMENTATION                  AGENT: Merrill Lynch & Co., Merrill Lynch,
                               Pierce, Fenner & Smith Incorporated (the
                               "Documentation Agent" or "Merrill Lynch, Inc") will act as sole and exclusive documentation agent (NationsBank, Chase and Merrill Lynch, Inc may be referred to collectively herein as the "Agents").

JOINT-LEAD ARRANGERS AND,
JOINT-BOOK MANAGERS:           Bank of America Securities LLC ("BAS") and Chase
                               Securities, Inc. ("Chase Securities") (BAS and
                               Chase Securities may be referred to collectively herein as the "Joint Lead-Arrangers").

LENDERS: A syndicate of financial institutions (including NationsBank, Chase and Merrill Lynch Capital Corporation) arranged by BAS and Chase Securities, which institutions shall be acceptable to the Borrower, the Administrative Agent and the Syndication Agent (collectively, the "Lenders").

SENIOR CREDIT FACILITY:        An aggregate principal amount of up to $775
                               million will be available upon the terms and conditions hereinafter set forth:

                               Revolving Credit Facility: $375 million revolving credit facility (the "Revolving Credit Facility"), which will include a $25 million sublimit for the issuance of standby and commercial letters of credit (each a "Lender of Credit"), a $10 million sublimit for swingline loans (each a "Swingline Loan"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank") and Swingline Loans will be made available by NationsBank, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

                               Term Loan Facility: $400 million term loan facility ("Term Loan Facility").

                               The Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the "Senior Credit Facility".

SWINGLINE OPTION:              Swingline Loans will be made available on a same
                               day basis in an aggregate amount not exceeding
                               $I.0 million and in minimum amounts of $1.0 million.

PURPOSE: The proceeds of the Senior Credit Facility shall be used: (i) to finance the repurchase of approximately 17.9 million shares of the Borrower's common stock at a price not to exceed $28.00 per share (the "Repurchase"); (ii) to refinance (a) the Borrower's $107.5 Million Senior Subordinated Notes due 2006 pursuant to a tender offer and (b) all amounts owing under the Borrower's Credit Agreement dated as of August 8, 1997 (the "Refinancing," and together with the Repurchase, the "Recapitalization"); (iii) to pay all fees, expenses and premiums in connection with the Recapitalization and the Refinancing in an amount not to exceed $33 million; and (iv) for working capital, capital expenditures, and other lawful corporate purposes.

CLOSING: The execution of definitive loan documentation, to occur on or before November 30, 1999. ("Closing').

INTEREST RATES:                As set forth in Addendum I.

MATURITY:                      The Revolving Credit Facility shall terminate and
                               all amounts outstanding thereunder shall be due and payable in full 6 years from Closing.

                               The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (defined below), with the final payment of all amounts outstanding thereunder being due and payable in full 6 years from Closing.

AVAILABILITY/SCHEDULED
AMORTIZATION:                  Revolving Credit Facility: Loans under the
                               Revolving Credit Facility ("Revolving Credit
                               Loans") (including Swingline Loans) may be made, and Letters of Credit may be issued, in each case subject to the total amount of the Revolving Credit Facility.

                               Term Loan Facility: Loans made under the Term Loan Facility will be available in a single borrowing at Closing. The Term Loan Facilities will be subject to quarterly amortization of principal, based upon the annual amounts set forth below (the "Scheduled Amortization").


                                     $ millions                   Annual
                                                                  Amount
                                                                  ------

                                     Loan year 1                   $20.0
                                     Loan year 2                    40.0
                                     Loan year 3                    60.0
                                     Loan year 4                    70.0
                                     Loan year 5                    90.0
                                     Loan year 6                   120.0
                                                                   -----

                                           Total                  $400.0


SECURITY:                      Concurrently with the Recapitalization, the
                               Administrative Agent (on behalf of the Lenders) shall receive a first priority perfected security interest (i) in all of the capital stock of each of the domestic subsidiaries (direct or indirect) of the Borrower owned by a domestic company and 65% of the capital stock of each foreign subsidiary (direct or indirect) of the Borrower owned by a domestic company, which capital stock shall not be subject to any other lien or encumbrance; and (ii) all 'other present and future domestic assets and properties of the Borrower and its subsidiaries (including, without limitation, accounts receivable, inventory, real property (excluding showroom leases), machinery, equipment, contracts, trademarks, copyrights, patents, license rights and general intangibles) provided, however, that (i) in the case of immaterial assets, the obligation of the Borrower to grant such security interest shall be subject to the availability of any required third party consent, and (ii) certain assets of the Borrower may be subject to immaterial prior existing liens, subject to the approval of such Hens by NationsBank.

                               The priority of the lien and security interest of the Administrative Agent shall be supported by such landlord and mortgagee waivers, warehousemen and bailee letters, third party consents, intercreditor agreements and other agreements as shall be reasonably requested by the Administrative Agent in each case in form and substance satisfactory to the Administrative Agent; it being understood that the Administrative Agent may request, but shall not require, third party consents to be received from the landlords of showroom leases.

                               The foregoing security shall ratably secure the Senior Credit Facility and any interest rate swap/foreign currency swap or similar agreements with a Lender or its affiliates under the Senior Credit Facility (unless the Borrower and any such Lender or affiliate shall desire otherwise).

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                    In addition to the Scheduled Amortization, the
                               Senior Credit Facility will be prepaid by an amount equal to I00% of the net after tax cash proceeds of all asset sales by the Borrower or any subsidiary of the Borrower (including sales of stock of subsidiaries) provided that a mandatory prepayment shall not be required with respect to (a) the first $5 million per year in proceeds from asset sales and (b) all proceeds from asset sales in excess of $5 million per year
                               (up to an aggregate amount of $25 million per year) if such proceeds are reinvested in similar assets or a similar line of business within twelve months from the time of such sale.

                               Prepayments shall be applied to reduce the Term Loan Facility on a pro rata basis with respect to each remaining installment of principal. In the event that the Term Loan Facility shall have been fully prepaid, the mandatory prepayments described above shall be applied to permanently reduce the amount available under the Revolving Credit Facility.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                    The Borrower may prepay the Senior Credit
                               Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Borrower may borrow, repay and reborrow under the Revolving
                               Credit Facility subject to normal borrowing conditions. The Borrower may also voluntarily prepay the Term Loan Facility; provided that any such prepayments shall be applied to reduce the Term Loan Facility first in direct order of maturity to the installments due thereunder within twelve months after the date of such voluntary prepayment, and thereafter pro rata with respect to each remaining installment of principal. The unutilized portion of any commitment under the Senior Credit Facility in excess of the stated amount of all Letters of Credit may be irrevocably canceled in whole or in part.

CONDITIONS PRE-
CEDENT TO CLOSING:             The Closing (and the initial funding) of the
                               Senior Credit Facility will be subject to satisfaction of the following conditions and other usual and customary conditions precedent for transactions of this type:

                               (i)     The Recapitalization shall have been
                                       consummated pursuant to the terms of the Recapitalization Agreement, and all conditions precedent to the consummation of the Recapitalization Agreement shall have been satisfied or, with the prior approval of the Administrative Agent, waived. The Borrower and the Guarantors shall have entered into the Credit Agreement Documents in form and substance satisfactory to the Agents, the Lenders and the Joint Lead-Arrangers, and all conditions precedent to the initial borrowings shall have been satisfied.

                               (ii)    The Administrative Agent shall have
                                       received (a) audited financial statements of the Borrower for its most recent three fiscal years (which receipt by the Administrative Agent is hereby acknowledged), (b) the most recent unaudited monthly financial statements of the Borrower, (c) an unaudited pro forma balance sheet of the Borrower and its subsidiaries which gives effect to the Recapitalization as if it had occurred on the last day of the most recently completely fiscal quarter, and (d) an unaudited pro forma income statement of the Borrower (including a calculation of EBITDA) which gives effect to the Recapitalization for the trailing 12 months of operations ending on the most recently completed fiscal quarter end. All pro forma financial statements shall be prepared in accordance with the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to a Registration Statement under such Act on Form S-1.

                               (iii)   The Administrative Agent shall have
                                       received annual pro forma financial
                                       projections for the next succeeding seven years and quarterly pro forma financial projections for the next succeeding two years, each in form and substance acceptable to it.

                               (iv) On or prior to Closing, (a) all fees and expenses due and payable to NationsBank, Chase, Merrill Lynch Capital Corporation, any other Lender and/or their affiliates pursuant to the Commitment Letter, the Fee Letter, the NationsBank Fee Letter or otherwise shall have been paid in full as contemplated therein, and (b) the Borrower shall have complied with all of their obligations under the Commitment Letter, the Fee Letter and the NationsBank Fee Letter, and each such letter shall be in full force and effect.

                               (v)     There shall not have occurred since
                                       December 31, 1998 a material adverse
                                       change (nor shall any event or condition have occurred that could reasonably be expected to have a material adverse effect) in the business, operations, or financial condition of the Borrower and its subsidiaries taken as a whole or in the facts and information taken as a whole regarding such entities as represented to date.

                               (vi)    The absence of any action, suit,
                                       investigation or proceeding pending
                                       (other than shareholder litigation of
                                       which the Lenders are aware and that has been settled in a manner satisfactory to the Lenders) or threatened in any court or before any arbitrator or governmental authority that purports (a) to materially and adversely affect the Borrower or its subsidiaries, or (b) to affect any transaction contemplated hereby or the ability of the Borrower and its subsidiaries or any other obligor under the guarantees or security documents to perform their respective obligations under the documentation for the Senior Credit Facility.

                               (vii)   Receipt and review, with results
                                       satisfactory to the Administrative Agent and the Lenders, of information confirming that (a) the Borrower and its subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing the Borrower and its subsidiaries as a result of what is commonly referred to as the "Year 2000 problem" (i.e., the inability of certain computer applications to recognize correctly and perform date-sensitive functions involving certain dates prior to and after December 31, 1999), including risks resulting from the failure of key vendors and customers of the

                                       Borrower and its subsidiaries to
                                       successfully address the Year 2000
                                       problem, and (b) the Borrower's and its
                                       subsidiaries' material computer
                                       applications and those of its key vendors and customers will on a timely basis, adequately address the Year 2000 problem in all material respects.

REPRESENTATIONS
AND WARRANTIES:                Similar to the Borrower's Credit Agreement dated
                               August 8, 1997 (the "Existing Agreement"), to include: (i) corporate existence and status; (ii) corporate power and authority/enforceability;
                               (iii) no material violation of law or contracts or organizational documents; (iv) no material litigation; (y) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) net of proceeds/compliance with margin regulations; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) payment of taxes;
                               (xii) accuracy of disclosure; (xiii) Year 2000 preparedness; (xiv) perfected liens and security interests; (xv) solvency (the solvency representation will be limited to a representation by the credit parties and their chief financial officer - no third party opinion is required).

COVENANTS:                     Usual and customary for transactions of this type
                               and similar to the Existing Agreement, to include: (i) delivery of quarterly and annual financial statements and other reports (iii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws (including environmental laws and ERISA matters) in all material respects; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitation on mergers, consolidations and sales of assets; (ix) limitation on incurrence of debt; provided (A) the Borrower may incur unsecured debt if after giving effect thereto the Borrower demonstrates compliance with the then required covenants in the Credit Agreement Documentation, (B) the
                               Borrower may incur purchase money indebtedness
                               (including Capital Leases or TROLS as defined in the Existing Agreement) in an amount not to exceed $25 million at any one time outstanding and (C) the Borrower may incur up to $50 million of deeply subordinated debt to shareholders on terms acceptable to the Required Lenders (and such deeply subordinated debt shall not count as debt for purposes of calculating the financial covenants); (x) limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; provided that if no Default or Event of Default exists and is continuing, the Borrower may (A) make restricted payments in connection with employment benefit plans and/or repurchase outstanding capital stock of employees following their death, disability, termination or retirement (even if an employee is retained in a consulting capacity) in an amount not to exceed
                               $15 million per year or $30 million during the term of the Senior Credit Facility, (B) make restricted payments and/or pay dividends in an amount not to exceed $20 million during the term of the Senior Credit Facility, and (C) otherwise pay dividends on its capital stock or repurchase its capital stock so long as after giving effect to each such dividend or share repurchase the Borrower's pro forma Debt to EBITDA ratio is less than 2.5 to 1.0; (xi) limitation on investments
                               (including loans and advances) and acquisitions;
                               provided the Borrower may make acquisitions in similar lines of business as long as after giving effect thereto the Borrower demonstrates compliance with the covenants in the Credit
                               Agreement Documentation; (xii) limitation on transactions with affiliates; (xiii) limitations on sale leaseback transactions in an amount not to exceed $30 million during the term of Senior
                               Credit Facility; and (xiv) Year 2000 compliance.

                               Financial covenants to include:

                               (bullet) Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt/EBITDA),

                                         -  From the closing to June 30, 2001,
                                            4.0 to 1.0 - From July 1, 2001
                                            thereafter, 3.5 to 1.0

                               (bullet) Maintenance on a rolling four quarter basis of an Adjusted Coverage Ratio (EBITDA/(interest expense + restricted payments)).

                                         -  From the closing to June 30, 2001,
                                            2.5 to 1.0

                                         -  From July 1, 2001 thereafter, 3.0 to
                                            1.0

                               In addition, the loan documentation shall require the Borrower to enter into interest rate protection agreements acceptable to the Administrative Agent for $250 million of the Senior Credit Facility within 90 days from Closing for 3 years.

EVENTS OF DEFAULT:             Usual and customary in transactions of this type,
                               to include without limitation: (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-default to other material indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, (vii) ERISA matters, (viii) actual or asserted invalidity of any loan documentation or security interests, and (ix)
                               Change of Control which shall occur if (A) prior to an initial public offering, Warburg, Pincus
                               Ventures, L.P. ("Warburg") and the management group (collectively, the "Permitted Holders") shall fail to own beneficially, directly or indirectly, at least 51% of the outstanding voting capital stock of the Borrower or (B) after an initial public offering, any person or group
                               (other than the Permitted Holders) shall acquire more than 35% of such voting capital stock and such other person or group shall own a greater percentage of such voting capital stock than is owned by the Permitted Holders or (C) the board of directors of the Borrower shall not consist of a majority of "Continuing Directors."

ASSIGNMENTS AND
PARTICIPATIONS:                Each Lender will be permitted to make assignments
                               in acceptable minimum amounts to other financial institutions approved by the Borrower (so long as no event of default under the Senior Credit
                               Facility or incipient default has occurred and is continuing) and the Administrative Agent, which approval shall not be unreasonably withheld.
                               Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and releases of all or substantially all of the collateral (other than the release of collateral permitted by "Releases of Collateral" below) and the Guarantors. An assignment fee of $3,500 shall be payable by the Lender to the Administrative
                               Agent upon the effectiveness of any such assignment (including, but not limited to, an assignment by a Lender to another Lender).

WAIVERS AND
AMENDMENTS:                    Amendments and waivers of the provisions of the
                               loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior
                               Credit Facility, except that the consent of all of the Leaders affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of scheduled maturities or times for payment, and (d) releases of all or substantially all of the collateral or the Guarantors.

INDEMNIFICATION:               The Borrower shall indemnify the Agents, the
                               Joint Lead-Arrangers and the Lenders and their respective affiliates from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit
                               Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of the indemnitees at all times after the Borrower's acceptance of the Leaders' commitments for the Senior Credit. Facility, notwithstanding any failure of the Senior Credit facility to close.

GOVERNING LAW:                 New York

FEES/EXPENSES:                 As set forth in Addendum I.

RELEASE OF COLLATERAL:         The Lenders will release all of the collateral
                               securing the facilities upon the occurrence of either of the following events: (a) the Borrower receives an investment grade rating on its senior unsecured debt from Moody's or S&P; or (b) the Borrower has (and has maintained for a period of two successive quarters - at least one of which must be the quarter ending December 31) a pro forma Funded Debt to EBITDA ratio of less than
                               2.0 to 1.0; provided however that upon the release of all collateral, the financial covenants shall change such that the Borrower must maintain a Funded Debt to EBITDA ratio of less than or equal to 3.0 to 1.0 at all times.

                                   ADDENDUM I
                                FEES AND EXPENSES


COMMITMENT FEE:                The Borrower will pay a fee (the "Commitment
                               Fee"), determined in accordance with the Performance Pricing grid set forth below, on the unused portion of each Lender's share of the Senior Credit Facility. The Commitment Fee is payable quarterly in arrears commencing upon Closing. Swingline Loans will not be deemed to be utilization for purposes of calculating the Commitment Fee.

INTEREST RATES:                The Revolving Credit Facility and the Term Loan
                               Facility shall bear interest at a rate equal to LIBOR plus the Applicable Margin or the Alternate
                               Base Rate (to be defined as the higher of (i) the NationsBank prime rate and (H) the Federal Funds rate plus .50%) plus the Applicable Margin. The
                               Applicable Margin in each case shall be
                               determined in accordance with the performance
                               Pricing grid set forth below. During the first 90 days following the closing of the Credit
                               Facilities, the Borrower shall only be permitted to request one month LIBOR periods unless the Administrative Agent consents otherwise. Each
                               Swingline Loan shall bear interest at the Alternate Base Rate.

                               The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                               A penalty rate shall apply on all loans in the event of a payment default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE PRICING:           The Commitment Fee and the Applicable Margin, for
                               any fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the ratio of Funded Debt to EBITDA determined as of the list day of the immediately preceding fiscal quarter. Prior to the Administrative
                               Agent's receipt of the Borrower's December 31,
                               1999 financial statements, the Commitment Fee and the Applicable Margin shall not be less thin as set forth under Pricing Level IV on the table below.


                                                                                                  Applicable Margin for
  Pricing     Funded Debt to                                             Applicable Margin for        Alternate Base
   Level      EBITDA Ratio                        Commitment Fee (bps)     LIBOR Loans (bps)         Rate Loans (bps)
   -----      ------------                        --------------------     -----------------         ----------------

     I        Less than or equal to 2.00 to 1.0          17.5                   62.5                        0.0

    II        Greater than 2.00 to 1.0 but less          25.0                   87.5                        0.0
              than or equal to 2.50 to 1.0

   III        Greater than 2.50 to 1.0 but less          30.0                  112.5                       12.5
              than or equal to 3.50 to 1.0

    IV        Greater than 3.00 to 1.0 but less          37.5                  137.5                       37.5
              than or equal to 3.50 to 1.0

     V        Greater than 3.50 to 1.0                   50.0                  162.5                       62.5


CALCULATION OF
INTEREST AND FEES: Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year. COST AND YIELD PROTECTION: Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

LETTER OF CREDIT FEES:         Letter of credit fees are due quarterly in
                               arrears to be shared proportionately by the Lenders. Fees will be equal to the Applicable
                               Margin for LIBOR loans on a per annum basis plus a fronting fee of 1/4% per annum to be paid to the Fronting Bank for its own account. Fees will be calculated on the aggregate stated amount for each Letter of Credit for the stated duration thereof.

EXPENSES:                      The Borrower will pay all reasonable costs and
                               expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Senior Credit Facility, including, without limitation, the legal fees of counsel to the Agents and the Joint
                               Lead-Arrangers (including the allocated cost of internal counsel), regardless of whether or not the Senior Credit facility is closed. The
                               Borrower will also pay the expenses of each Lender in connection with the enforcement of any loan documentation for the Facility.